Exhibit 99.1

CONTACT:

Tere H. Miller

Vice President, Corporate Communications

760-741-2111 ext. 1177

OPERATING RESULTS FOR SECOND QUARTER
AND SIX MONTHS ANNOUNCED BY REALTY INCOME

ESCONDIDO, CALIFORNIA, July 26, 2012...Realty Income Corporation (Realty Income), The Monthly Dividend Company® (NYSE: O), today announced operating results for the second quarter and six months ended June 30, 2012. Access to this document is available at www.realtyincome.com. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended June 30, 2012 (as compared to the same quarterly period in 2011):

•     Revenue increased 13.8% to $115.6 million

•     FFO available to common stockholders increased 7.1% to $65.2 million

•     AFFO available to common stockholders increased 6.6% to $66.5 million

•     FFO per share increased 2.1% to $0.49

•     AFFO per share increased 2.0% to $0.50

•     Net income available to common stockholders per share was $0.25

•     Portfolio occupancy was 97.3%

•                  Entered into a new $1.0 billion unsecured acquisition credit facility

•                  Invested $210.8 million in 145 new properties and properties under development

•     Dividends paid per common share increased 0.9% year-to-date

•                  The monthly dividend was increased for the 59th consecutive quarter to an annualized amount of $1.7535 per share

Financial Results

Revenue

Revenue, for the quarter ended June 30, 2012, increased 13.8% to $115.6 million as compared to $101.6 million for the same quarter in 2011. Revenue, for the six months ended June 30, 2012, increased 15.9% to $229.9 million as compared to $198.3 million for the same period in 2011.

Net Income Available to Common Stockholders

Net income available to common stockholders, for the quarter ended June 30, 2012, was $33.0 million as compared to $33.2 million for the same quarter in 2011. Net income per share, for the quarter ended June 30, 2012, was $0.25 as compared to $0.26 for the same quarter in 2011.

Net income available to common stockholders, for the six months ended June 30, 2012, was $59.0 million as compared to $63.1 million for the same period in 2011. Net income per share, for the six months ended June 30, 2012, was $0.44 as compared to $0.51 for the same period in 2011.

The calculation to determine net income for a real estate company includes impairments and/or gains from the sales of investment properties. Impairments and/or gains on property sales vary from quarter to quarter. This variance can significantly impact net income.

FFO Available to Common Stockholders

Funds from Operations (FFO), for the quarter ended June 30, 2012, increased 7.1% to $65.2 million as compared to $60.9 million for the same quarter in 2011. FFO per share, for the quarter ended June 30, 2012, increased 2.1% to $0.49 as compared to $0.48 for the same quarter in 2011.

FFO, for the six months ended June 30, 2012, increased 7.0% to $125.9 million as compared to $117.7 million for the same period in 2011. FFO per share, for the six months ended June 30, 2012, decreased 1.0% to $0.95 as compared to $0.96 for the same period in 2011. The decrease in FFO per share is due to a one-time, $3.7 million non-cash, redemption charge on the Class D preferred shares that were redeemed in March 2012. Excluding this $3.7 million charge, FFO per share is $0.98 for the first six months of 2012.

AFFO Available to Common Stockholders

Adjusted Funds from Operations (AFFO), for the quarter ended June 30, 2012, increased 6.6% to $66.5 million as compared to $62.4 million for the same quarter in 2011. AFFO per share, for the quarter ended June 30, 2012, increased 2.0% to $0.50 as compared to $0.49 for the same quarter in 2011.

AFFO, for the six months ended June 30, 2012, increased 10.1% to $132.8 million as compared to $120.6 million for the same period in 2011. AFFO per share, for the six months ended June 30, 2012, increased 2.0% to $1.00 as compared to $0.98 for the same period in 2011.

The Company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition as net income available to common stockholders plus depreciation and amortization of real estate assets, plus impairments of real estate, reduced by gains on sales of investment properties and extraordinary items. AFFO further adjusts FFO for unique revenue and expense items which are not pertinent to the measurement of our ongoing operating performance. See our reconciliation of net income available to common stockholders to FFO and AFFO on page six.

Dividend Information

In June 2012, Realty Income announced the 59th consecutive quarterly dividend increase, which is the 66th increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. The annualized dividend amount, as of June 30, 2012, was $1.7535 per share. The amount of the monthly dividends paid increased 0.9% to $0.874 per share for the six months ended June 30, 2012, from $0.866 per share for the same period in 2011. In addition, through June 30, 2012, the Company has paid 503 consecutive monthly dividends and over $2.2 billion in total dividends since 1969. Realty Income has a dividend reinvestment and stock purchase program that can be accessed at www.realtyincome.com. The program is administered by Wells Fargo Shareowner Services.

Real Estate Portfolio Update

As of June 30, 2012, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 2,762 properties located in 49 states, leased to 136 retail chains and other commercial enterprises doing business in 38 industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 11.1 years.

Portfolio Management Activities

The Company’s portfolio of commercial real estate, owned primarily under 10- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of June 30, 2012, portfolio occupancy was 97.3% with 75 properties available for lease out of a total of 2,762 properties in the portfolio, as compared to 96.6% portfolio occupancy as of March 31, 2012.

Rent Increases (Decreases)

During the quarter ended June 30, 2012, same store rents on 2,287 properties under lease decreased 1.1% to $92.14 million, as compared to $93.18 million for the same quarter in 2011. Excluding the impact of Friendly’s and Buffet’s reorganization rent adjustments, same store rental revenue increased 1.1%, during the second quarter of 2012, as compared to the same period in 2011.

For the six months ended June 30, 2012, same store rents on 2,287 properties under lease decreased 1.1% to $184.46 million, as compared to $186.43 million for the same period in 2011. Excluding the impact of Friendly’s and Buffet’s reorganization rent adjustments, same store rental revenue increased 1.1%, during the first six months of 2012, as compared to the same period in 2011.

Property Acquisitions

During the second quarter of 2012, Realty Income invested $210.8 million in 145 new properties and properties under development. The new properties are located in 28 states and are 100% leased with an average lease term of 15 years and an initial average lease yield of 7.1%.

During the six months ended June 30, 2012, Realty Income invested $221.5 million in 147 new properties and properties under development. The new properties are located in 28 states and are 100% leased with an average lease term of 15 years and an initial average lease yield of 7.2%.

Realty Income maintains a $1.0 billion unsecured acquisition credit facility, which is used to fund property acquisitions in the near term. As of June 30, 2012, outstanding borrowings on the Company’s acquisition credit facility were $183.6 million, and borrowing capacity was $816.4 million.

Property Dispositions

Realty Income continued to successfully execute its asset disposition program in the second quarter of 2012. The objective of this program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio, increase the average lease length, or decrease tenant or industry concentration.

During the quarter ended June 30, 2012, Realty Income sold 14 properties for $15.0 million, with a gain on sales of $3.4 million, as compared to six properties sold for $3.3 million, with a gain on sales of $1.1 million, during the same quarter in 2011.

During the six months ended June 30, 2012, Realty Income sold 19 properties for $18.6 million, with a gain on sales of $4.0 million, as compared to nine properties sold for $4.4 million, with a gain on sales of $1.2 million, during the same period in 2011.

Other Activities

New and Expanded $1.0 Billion Credit Facility

In May 2012, Realty Income entered into a new $1.0 billion unsecured acquisition credit facility to replace its existing $425 million credit facility. Under the terms of the new credit facility, total funds available are $1.0 billion, plus an additional $500 million accordion expansion feature. The initial term of the new facility runs for four years through May 10, 2016, plus a one-year extension option thereafter. Under the new credit facility, the Company’s current investment grade credit ratings provide for a borrowing rate of LIBOR (London Interbank Offer Rate) plus 1.075%  with a facility commitment fee of 0.175%, for all-in drawn pricing of 1.25% over LIBOR. This borrowing rate is a significant reduction from the previous all-in drawn pricing of 2.20% over LIBOR.

Direct Stock Purchase and Dividend Reinvestment Plan (the “Stock Plan”)

During the second quarter of 2012, Realty Income issued 20,501 common shares via its Stock Plan at an average price of $39.02 per share, generating gross proceeds of $801,000. During the first six months of 2012, Realty Income issued 41,513 common shares via its Stock Plan at an average price of $37.90 per share, generating gross proceeds of $1.6 million.

Issued 1.4 Million Shares of Class F Preferred Stock

In April 2012, Realty Income issued an additional 1.4 million shares of its 6.625% Monthly Income Class F Cumulative Preferred Stock at $25.2863 per share, generating gross proceeds of $35.4 million.

CEO Comments on Operating Results

Commenting on Realty Income’s financial results and real estate operations, Chief Executive Officer, Tom A. Lewis said, “We are pleased to report increases in rental revenue, funds from operations (FFO) and adjusted funds from operations (AFFO), during the second quarter of 2012. In addition, our net-leased property portfolio continued to exhibit strong performance with occupancy increasing to 97.3%, at the end of the second quarter, as compared to 96.6% at the end of the first quarter of 2012.”

“We also invested $210.8 million in 145 new properties and properties under development, during the second quarter. Importantly, 140 of the 145 properties acquired are leased to investment-grade tenants, consistent with our strategic focus on continuing to increase the overall credit quality of our real estate portfolio.”

“We had previously disclosed that we had entered into agreements to acquire $514 million in properties, which we anticipated would likely close by the end of the second quarter. During the second quarter, we closed on approximately $198 million of those properties and acquired an additional $13 million of other properties. The remaining $316 million of previously announced potential acquisitions were terminated during the due diligence period. Transaction flow remains strong and we continue to believe we will meet or exceed our previously stated target of $650 million in new property acquisitions. While the total amount of acquisitions for 2012 will likely be higher than previously anticipated, the timing of the remaining acquisitions will now be weighted more heavily towards the end of the year. As a result, we adjusted our 2012 FFO and AFFO guidance by $0.02 per share.”

“We have also been active in the capital markets, entering into a new and expanded $1.0 billion credit facility at a reduction in pricing, as compared to our previous credit facility. We are pleased with this expansion of our acquisition credit facility as it provides us with immediate access to short-term capital to take advantage of acquisition opportunities as they arise.”

“Given the continued strength in our operating performance, during the second quarter, we were once again able to increase the amount of the monthly dividend. In addition, our revenue outlook bodes well for further increases in the amount of the dividend, based on acquisitions we anticipate closing during the next two quarters. Since our mission is to provide monthly dividends that increase over time, we remain focused on operating the business in a manner that supports the payment of increasing dividends over time.”

FFO Commentary

Realty Income’s FFO per share has historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates and occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, and the economy.

2012 Estimates

The Company estimates that 2012 FFO per share should range from $2.00 to $2.04 per share, an increase of 1.0% to 3.0% over 2011 FFO per share of $1.98. The FFO per share estimates for 2012 are based on an estimated net income per share range of $0.97 to $1.01, plus estimated real estate depreciation of $1.12, and reduced by potential gains on sales of investment properties of $0.09 per share (in accordance with NAREIT’s definition of FFO).

The Company estimates that 2012 Adjusted Funds from Operations (AFFO) should range from $2.06 to $2.11 per share, an increase of 2.5% to 5.0% over 2011 AFFO per share of $2.01. The AFFO per share estimates for 2012 are based on adding back items to FFO totaling $0.12 to $0.13 that reduce net income, and deducting capitalized expenditures and straight-line rent revenue items totaling approximately $0.06, for a net increase of $0.06 to $0.07 over FFO.

About Realty Income

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of June 30, 2012, the Company had paid 503 consecutive monthly dividends throughout its 43-year operating history. The monthly income is supported by the cash flows from over 2,700 properties owned under long-term lease agreements with 136 leading regional and national retail chains and other commercial enterprises. The Company is an active buyer of net-leased properties nationwide. Additional information about the Company can be obtained from the corporate website at www.realtyincome.com or www.twitter.com/realtyincome.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors: Realty Income press releases are available via the internet at http://www.realtyincome.com/invest/newsroom-library/press-releases.shtml.

CONSOLIDATED STATEMENTS OF INCOME

For the three and six months ended June 30, 2012 and 2011

(dollars in thousands, except per share amounts - unaudited)

	Three Months Ended 6/30/12	Three Months Ended 6/30/11	Six Months Ended 6/30/12	Six Months Ended 6/30/11
REVENUE
Rental	$115,038	$101,361	$229,060	$197,934
Other	605	259	858	398

Total revenue	115,643	101,620	229,918	198,332

EXPENSES
Depreciation and amortization	35,475	28,673	70,560	55,104
Interest	28,806	25,647	57,758	50,769
General and administrative	9,273	7,987	18,441	15,857
Property	2,090	1,597	4,536	3,281
Income taxes	405	368	810	735

Total expenses	76,049	64,272	152,105	125,746

Income from continuing operations	39,594	37,348	77,813	72,586
Income from discontinued operations	3,813	1,900	4,858	2,661

Net income	43,407	39,248	82,671	75,247
Preferred stock dividends	(10,457)	(6,063)	(19,953)	(12,127)
Excess of redemption value over carrying value of preferred shares redeemed	--	--	(3,696)	--

Net income available to common stockholders	$32,950	$33,185	$59,022	$63,120

Funds from operations available to common stockholders (FFO)	$65,167	$60,944	$125,863	$117,742
Adjusted funds from operations available to common stockholders (AFFO)	$66,499	$62,370	$132,793	$120,610

Per share information for common stockholders:

Income from continuing operations, basic and diluted	$0.22	$0.25	$0.41	$0.49

Net income:
Basic	$0.25	$0.26	$0.44	$0.52
Diluted	$0.25	$0.26	$0.44	$0.51

FFO, basic and diluted	$0.49	$0.48	$0.95	$0.96

AFFO:
Basic	$0.50	$0.50	$1.00	$0.98
Diluted	$0.50	$0.49	$1.00	$0.98

Cash dividends paid per common share	$0.437	$0.434	$0.874	$0.866

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

	Three Months Ended 6/30/12	Three Months Ended 6/30/11	Six Months Ended 6/30/12	Six Months Ended 6/30/11

Net income available to common stockholders	$32,950	$33,185	$59,022	$63,120
Depreciation and amortization:
Continuing operations	35,475	28,673	70,560	55,104
Discontinued operations	163	386	381	807
Depreciation of furniture, fixtures & equipment	(67)	(59)	(135)	(120)
Provisions for impairment on Realty Income investment properties	--	10	--	210
Gain on sales of investment properties:
Continuing operations	--	(155)	--	(155)
Discontinued operations	(3,354)	(1,096)	(3,965)	(1,224)

Funds from operations available to common stockholders	$65,167	$60,944	$125,863	$117,742

FFO per common share, basic and diluted	$0.49	$0.48	$0.95	$0.96

Dividends paid to common stockholders	$58,360	$55,008	$116,552	$106,131

FFO in excess of dividends paid to common stockholders	$6,807	$5,936	$9,311	$11,611

Weighted average number of common shares used for computation per share:
Basic	132,592,939	125,999,323	132,643,698	122,547,027
Diluted	132,828,540	126,202,047	132,785,213	122,691,418

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on sales of investment properties and extraordinary items.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months Ended 6/30/12	Three Months Ended 6/30/11	Six Months Ended 6/30/12	Six Months Ended 6/30/11

Net income available to common stockholders	$32,950	$33,185	$59,022	$63,120
Cumulative adjustments to calculate FFO(1)	32,217	27,759	66,841	54,622

FFO available to common stockholders	65,167	60,944	125,863	117,742
Excess of redemption value over carrying value of preferred share redemption	--	--	3,696	--
Amortization of share-based compensation	2,593	2,167	5,550	4,347
Amortization of deferred financing costs(2)	578	474	1,111	850
Capitalized leasing costs and commissions	(431)	(380)	(698)	(649)
Capitalized building improvements	(914)	(535)	(1,707)	(1,209)
Other adjustments(3)	(494)	(300)	(1,022)	(471)

Total AFFO available to common stockholders	$66,499	$62,370	$132,793	$120,610
AFFO per common share:
Basic	$0.50	$0.50	$1.00	$0.98
Diluted	$0.50	$0.49	$1.00	$0.98

Dividends paid to common stockholders	$58,360	$55,008	$116,552	$106,131

AFFO in excess of dividends paid to common stockholders	$8,139	$7,362	$16,241	$14,479

(1)           See FFO calculation above for reconciling items.

(2)           Includes the amortization of costs incurred and capitalized when our senior notes were issued in March 2003, November 2003, March 2005, September 2005, September 2006, September 2007, June 2010 and June 2011. Additionally, this includes the amortization of deferred financing costs incurred and capitalized in connection with our assumption of the mortgages payable in 2011. These costs are being amortized over the lives of the respective mortgages. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)           Includes straight-line rent revenue, and the amortization of above and below-market leases.

HISTORICAL FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

(dollars in thousands, except per share amounts)

For the three months ended June 30,	2012	2011	2010	2009	2008

Net income available to common stockholders	$32,950	$33,185	$24,985	$26,497	$26,988
Depreciation and amortization	35,571	29,000	23,469	22,922	22,876
Provisions for impairment on Realty Income investment properties	--	10	53	--	--
Gain on sales of investment properties	(3,354)	(1,251)	(1,663)	(2,239)	(3,052)

Total FFO	$65,167	$60,944	$46,844	$47,180	$46,812

Total FFO per diluted share	$0.49	$0.48	$0.45	$0.46	$0.47

Total FFO	$65,167	$60,944	$46,844	$47,180	$46,812
Less FFO contributed by Crest	(185)	(189)	(158)	(226)	(1,295)

FFO before Crest contribution	$64,982	$60,755	$46,686	$46,954	$45,517

FFO components, per diluted share(1):
FFO before Crest contribution	$0.49	$0.48	$0.45	$0.45	$0.45
Crest FFO contribution	$0.00	$0.00	$0.00	$0.00	$0.01

Total FFO	$0.49	$0.48	$0.45	$0.46	$0.47

AFFO	$66,499	$62,370	$47,730	$47,943	$49,202

AFFO per diluted share	$0.50	$0.49	$0.46	$0.46	$0.49

Cash dividends paid per share	$0.437	$0.434	$0.430	$0.426	$0.412
Weighted average diluted shares outstanding	132,828,540	126,202,047	103,765,828	103,450,457	100,394,431

For the six months ended June 30,	2012	2011	2010	2009	2008

Net income available to common stockholders	$59,022	$63,120	$49,127	$50,518	$50,686
Depreciation and amortization	70,806	55,791	46,682	45,833	45,772
Provisions for impairment on Realty Income investment properties	--	210	87	--	--
Gain on sales of investment properties	(3,965)	(1,379)	(2,366)	(2,436)	(3,709)

Total FFO	$125,863	$117,742	$93,530	$93,915	$92,749

Total FFO per diluted share	$0.95	$0.96	$0.90	$0.91	$0.92

Total FFO	$125,863	$117,742	$93,530	$93,915	$92,749
Less FFO contributed by Crest	(346)	(369)	(365)	(102)	(1,101)

FFO before Crest contribution	$125,517	$117,373	$93,165	$93,813	$91,648

FFO components, per diluted share:
FFO before Crest contribution	$0.95	$0.96	$0.90	$0.91	$0.91
Crest FFO contribution	$0.00	$0.00	$0.00	$0.00	$0.01

Total FFO	$0.95	$0.96	$0.90	$0.91	$0.92

AFFO	$132,793	$120,610	$95,344	$95,619	$97,910

AFFO per diluted share	$1.00	$0.98	$0.92	$0.92	$0.97

Cash dividends paid per share	$0.874	$0.866	$0.859	$0.851	$0.822
Weighted average diluted shares outstanding	132,785,213	122,691,418	103,778,609	103,479,897	100,420,692

(1) The above FFO per share amounts have been rounded to the nearest two decimals and, as such, the individual amounts may not add up to the “Total FFO” amount.

CONSOLIDATED BALANCE SHEETS

As of June 30, 2012 and December 31, 2011

(dollars in thousands, except per share amounts)

	2012	2011
	(unaudited)
ASSETS
Real estate, at cost:
Land	$1,807,891	$1,749,378
Buildings and improvements	3,347,490	3,222,603
Total real estate, at cost	5,155,381	4,971,981
Less accumulated depreciation and amortization	(870,165)	(814,126)

Net real estate held for investment	4,285,216	4,157,855
Real estate held for sale, net	18,965	2,153
Net real estate	4,304,181	4,160,008
Cash and cash equivalents	6,064	4,165
Accounts receivable, net	17,600	15,375
Goodwill	17,094	17,206
Other assets, net	231,620	222,635

Total assets	$4,576,559	$4,419,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$22,993	$21,405
Accounts payable and accrued expenses	59,497	58,770
Other liabilities	30,925	29,179
Lines of credit payable	183,600	237,400
Mortgages payable, net	56,661	67,781
Notes payable	1,750,000	1,750,000

Total liabilities	2,103,676	2,164,535

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share 69,900,000 shares authorized and 25,150,000 shares issued and outstanding as of June 30, 2012, and 20,000,000 shares authorized and 13,900,000 shares issued and outstanding as of December 31, 2011	609,363	337,790
Common stock and paid in capital, par value $0.01 per share 370,100,000 shares authorized and 133,439,028 shares issued and outstanding as of June 30, 2012, and 200,000,000 shares authorized and 133,223,338 shares issued and outstanding as of December 31, 2011	2,567,148	2,563,048
Distributions in excess of net income	(703,628)	(645,984)

Total stockholders’ equity	2,472,883	2,254,854

Total liabilities and stockholders’ equity	$4,576,559	$4,419,389

Realty Income Performance vs. Major Stock Indices

				Equity									NASDAQ
	Realty Income			REIT Index(1)			DJIA			S&P 500			Composite
	Dividend	Total		Dividend	Total		Dividend	Total		Dividend	Total		Dividend	Total
	Yield	Return(2)		Yield	Return(3)		Yield	Return(3)		Yield	Return(3)		Yield	Return(4)
1995	8.3%	42.0%		7.4%	15.3%		2.4%	36.9%		2.3%	37.6%		0.6%	39.9%
1996	7.9%	15.4%		6.1%	35.3%		2.2%	28.9%		2.0%	23.0%		0.2%	22.7%
1997	7.5%	14.5%		5.5%	20.3%		1.8%	24.9%		1.6%	33.4%		0.5%	21.6%
1998	8.2%	5.5%		7.5%	(17.5%	)	1.7%	18.1%		1.3%	28.6%		0.3%	39.6%
1999	10.5%	(8.7%	)	8.7%	(4.6%	)	1.3%	27.2%		1.1%	21.0%		0.2%	85.6%
2000	8.9%	31.2%		7.5%	26.4%		1.5%	(4.7%	)	1.2%	(9.1%	)	0.3%	(39.3%	)
2001	7.8%	27.2%		7.1%	13.9%		1.9%	(5.5%	)	1.4%	(11.9%	)	0.3%	(21.1%	)
2002	6.7%	26.9%		7.1%	3.8%		2.6%	(15.0%	)	1.9%	(22.1%	)	0.5%	(31.5%	)
2003	6.0%	21.0%		5.5%	37.1%		2.3%	28.3%		1.8%	28.7%		0.6%	50.0%
2004	5.2%	32.7%		4.7%	31.6%		2.2%	5.6%		1.8%	10.9%		0.6%	8.6%
2005	6.5%	(9.2%	)	4.6%	12.2%		2.6%	1.7%		1.9%	4.9%		0.9%	1.4%
2006	5.5%	34.8%		3.7%	35.1%		2.5%	19.0%		1.9%	15.8%		0.8%	9.5%
2007	6.1%	3.2%		4.9%	(15.7%	)	2.7%	8.8%		2.1%	5.5%		0.8%	9.8%
2008	7.3%	(8.2%	)	7.6%	(37.7%	)	3.6%	(31.8%	)	3.2%	(37.0%	)	1.3%	(40.5%	)
2009	6.6%	19.3%		3.7%	28.0%		2.6%	22.6%		2.0%	26.5%		1.0%	43.9%
2010	5.1%	38.6%		3.5%	27.9%		2.6%	14.0%		1.9%	15.1%		1.2%	16.9%
2011	5.0%	7.3%		3.8%	8.3%		2.8%	8.3%		2.3%	2.1%		1.3%	(1.8%
YTD Q2 2012	4.2%	22.0%		3.3%	14.9%		2.7%	6.8%		2.2%	9.5%		1.3%	12.7%

Compounded Average Annual Total Return(5)		18.1%			11.1%			9.4%			8.2%			7.9%

Note: All of these Dividend Yields are calculated as annualized dividend based on last dividend paid in applicable time period divided by closing price as of period end. Dividend Yield sources: NAREIT website and Bloomberg.

(1)	FTSE NAREIT US Equity REIT Index, as per NAREIT website.
(2)

Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends.

(3)	Includes reinvestment of dividends. Sources: NAREIT website and Factset.
(4)	Price only index, does not include dividends. Source: Factset.
(5)

All of these Compounded Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through June 30, 2012, and assuming reinvestment of dividends, except for NASDAQ. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.

Property Type Diversification

The following table sets forth certain property type information regarding Realty Income’s property portfolio as of June 30, 2012 (dollars in thousands):

		Approximate	Rental Revenue for	Percentage of
	Number of	Leasable	the Quarter Ended	Rental
Property Type	Properties	Square Feet	June 30, 2012(1)	Revenue
Retail	2,704	23,337,700	$ 99,344	86.1%
Agriculture	15	184,500	5,082	4.4
Distribution	14	2,196,200	4,003	3.5
Office	8	778,500	2,934	2.6
Manufacturing	6	1,418,600	2,469	2.1
Industrial	15	850,500	1,540	1.3
Totals	2,762	28,766,000	$ 115,372	100.0%

(1)            Includes rental revenue for all properties owned by Realty Income at June 30, 2012, including revenue from properties reclassified as discontinued operations of $357. Excludes revenue of $23 from properties owned by Crest.

Industry Diversification

The following table sets forth certain information regarding Realty Income’s property portfolio classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue(1)
	For the Quarter	For the Years Ended
Industries	Ended June 30, 2012	Dec 31, 2011	Dec 31, 2010	Dec 31, 2009	Dec 31, 2008	Dec 31, 2007	Dec 31, 2006
Apparel stores	1.3%	1.4%	1.2%	1.1%	1.1%	1.2%	1.7%
Automotive collision services	1.1	0.9	1.0	1.1	1.0	1.1	1.3
Automotive parts	1.0	1.2	1.4	1.5	1.6	2.1	2.8
Automotive service	3.2	3.7	4.7	4.8	4.8	5.2	6.9
Automotive tire services	4.9	5.6	6.4	6.9	6.7	7.3	6.1
Aviation	0.8	0.5	--	--	--	--	--
Beverages	5.3	5.6	3.0	--	--	--	--
Book stores	0.1	0.1	0.1	0.2	0.2	0.2	0.2
Business services	*	*	*	*	*	0.1	0.1
Child care	4.7	5.2	6.5	7.3	7.6	8.4	10.3
Consumer electronics	0.5	0.5	0.6	0.7	0.8	0.9	1.1
Convenience stores	16.9	18.5	17.1	16.9	15.8	14.0	16.1
Crafts and novelties	0.2	0.2	0.3	0.3	0.3	0.3	0.4
Drug stores	3.5	3.8	4.1	4.3	4.1	2.7	2.9
Education	0.7	0.7	0.8	0.9	0.8	0.8	0.8
Entertainment	0.9	1.0	1.2	1.3	1.2	1.4	1.6
Equipment services	0.4	0.4	0.2	0.2	0.2	0.2	0.2
Financial services	0.6	0.5	0.2	0.2	0.2	0.2	0.1
Food processing	1.2	0.7	--	--	--	--	--
General merchandise	1.5	0.6	0.8	0.8	0.8	0.7	0.6
Grocery stores	3.8	1.6	0.9	0.7	0.7	0.7	0.7
Health and fitness	6.9	6.4	6.9	5.9	5.6	5.1	4.3
Home furnishings	1.0	1.1	1.3	1.3	2.4	2.6	3.1
Home improvement	1.6	1.7	2.0	2.2	2.1	2.4	3.4
Motor vehicle dealerships	2.2	2.2	2.6	2.7	3.2	3.1	3.4
Office supplies	0.8	0.9	0.9	1.0	1.0	1.1	1.3
Packaging	0.6	0.4	--	--	--	--	--
Paper	0.2	0.1	--	--	--	--	--
Pet supplies and services	0.6	0.7	0.9	0.9	0.8	0.9	1.1
Restaurants - casual dining	7.5	10.9	13.4	13.7	14.3	14.9	7.0
Restaurants - quick service	6.3	6.6	7.7	8.3	8.2	6.6	4.9
Shoe stores	0.2	0.2	0.1	--	--	--	--
Sporting goods	2.6	2.7	2.7	2.6	2.3	2.6	2.9
Telecommunications	0.9	0.7	--	--	--	--	--
Theaters	9.6	8.8	8.9	9.2	9.0	9.0	9.6
Transportation services	2.5	1.8	0.2	0.2	0.2	0.2	0.3
Video rental	0.0	0.0	0.2	1.0	1.1	1.7	2.1
Wholesale clubs	2.6	0.7	--	--	--	--	--
Other	1.3	1.4	1.7	1.8	1.9	2.3	2.7
Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

*	Less than 0.1%
(1)

Includes rental revenue for all properties owned by Realty Income at the end of each period presented, including revenue from properties reclassified as discontinued operations. Excludes revenue from properties owned by Crest.

Tenant Diversification

Largest Tenants based on Percentage of Total Portfolio Rental Revenue at June 30, 2012

AMC Theatres	5.2%	Hometown Buffet	2.7%
L.A. Fitness	5.0%	NPC International/Pizza Hut	2.6%
Diageo	4.9%	BJ’s Wholesale Club	2.5%
Northern Tier Energy/Super America	4.3%	Rite Aid	2.5%
Regal Cinemas	3.3%	Smart & Final	2.3%
Friendly’s Ice Cream	3.1%	FreedomRoads/Camping World	2.2%
The Pantry	3.0%	TBC Corporation	2.2%
Family Dollar	2.7%

Lease Expirations

The following table sets forth certain information regarding Realty Income’s property portfolio regarding the timing of the lease term expirations (excluding rights to extend a lease at the option of the tenant) on our 2,672 net leased, single-tenant properties as of June 30, 2012 (dollars in thousands):

	Total Portfolio				Initial Expirations(3)			Subsequent Expirations(4)
Year	Number of Leases Expiring(1)	Approx. Leasable Sq. Feet	Rental Revenue for the Quarter Ended June 30, 2012(2)	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended June 30, 2012	% of Total Rental Revenue	Number of Leases Expiring	Rental Revenue for the Quarter Ended June 30, 2012	% of Total Rental Revenue
2012	117	906,000	$ 2,445	2.2%	44	$ 903	0.8%	73	$ 1,542	1.4%
2013	151	1,162,200	3,867	3.4	45	1,566	1.4	106	2,301	2.0
2014	135	1,006,500	3,637	3.2	31	1,538	1.4	104	2,099	1.8
2015	155	832,800	3,561	3.1	69	1,809	1.6	86	1,752	1.5
2016	172	868,800	3,693	3.3	112	2,297	2.0	60	1,396	1.3
2017	118	1,122,000	3,850	3.4	41	2,341	2.1	77	1,509	1.3
2018	87	1,300,300	3,954	3.5	73	3,372	3.0	14	582	0.5
2019	142	1,527,200	7,342	6.5	132	6,882	6.1	10	460	0.4
2020	85	1,597,400	5,018	4.4	75	4,665	4.1	10	353	0.3
2021	178	1,903,600	8,175	7.2	170	7,665	6.8	8	510	0.4
2022	108	1,055,600	4,880	4.3	105	4,794	4.2	3	86	0.1
2023	254	2,174,900	10,497	9.3	251	10,147	9.0	3	350	0.3
2024	61	549,500	2,274	2.0	61	2,274	2.0	--	--	--
2025	208	1,724,400	11,733	10.4	203	11,615	10.3	5	118	0.1
2026	110	1,876,500	7,629	6.7	107	7,547	6.6	3	82	0.1
2027-2043	591	7,579,800	30,746	27.1	582	30,557	27.0	9	189	0.1
Totals	2,672	27,187,500	$ 113,301	100.0%	2,101	$ 99,972	88.4%	571	$ 13,329	11.6%

(1)

Excludes 15 multi-tenant properties and 75 vacant unleased properties, one of which is a multi-tenant property. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)

Includes rental revenue of $357 from properties reclassified as discontinued operations and excludes revenue of $2,071 from 15 multi-tenant properties and from 75 vacant and unleased properties at June 30, 2012. Excludes revenue of $23 from three properties owned by Crest.

(3)	Represents leases to the initial tenant of the property that are expiring for the first time.
(4)	Represents lease expirations on properties in the portfolio, which have previously been renewed, extended or re-tenanted.

Geographic Diversification

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio as of June 30, 2012 (dollars in thousands):

State	Number of Properties	Percent Leased	Approximate Leasable Square Feet	Rental Revenue for the Quarter Ended June 30, 2012(1)	Percentage of Rental Revenue
Alabama	65	95%	450,500	$ 1,774	1.5%
Alaska	2	100	128,500	307	0.3
Arizona	96	98	699,100	3,133	2.7
Arkansas	17	94	105,100	273	0.2
California	123	99	2,670,100	15,318	13.3
Colorado	60	93	514,800	1,902	1.6
Connecticut	23	96	269,100	1,126	1.0
Delaware	17	100	33,300	433	0.4
Florida	191	96	1,998,100	7,878	6.8
Georgia	144	95	1,270,100	4,950	4.3
Hawaii	--	--	--	--	--
Idaho	12	100	80,700	333	0.3
Illinois	104	99	1,367,300	5,983	5.2
Indiana	84	96	830,600	3,683	3.2
Iowa	25	100	312,300	1,059	0.9
Kansas	38	95	650,900	1,366	1.2
Kentucky	24	96	142,600	655	0.6
Louisiana	39	100	384,600	1,276	1.1
Maine	3	100	22,500	139	0.1
Maryland	29	100	384,000	2,188	1.9
Massachusetts	64	92	575,400	2,307	2.0
Michigan	64	100	374,700	1,282	1.1
Minnesota	150	100	1,003,600	6,756	5.8
Mississippi	75	99	392,700	1,525	1.3
Missouri	77	99	1,047,300	3,754	3.3
Montana	2	100	30,000	89	0.1
Nebraska	20	95	204,100	509	0.4
Nevada	16	100	333,700	1,045	0.9
New Hampshire	15	93	217,200	947	0.8
New Jersey	32	94	258,000	1,922	1.7
New Mexico	17	100	139,000	266	0.2
New York	43	95	784,100	4,212	3.7
North Carolina	94	100	577,900	2,956	2.6
North Dakota	6	100	36,600	59	0.1
Ohio	142	96	1,350,500	4,241	3.7
Oklahoma	38	95	776,500	1,407	1.2
Oregon	20	100	384,200	1,238	1.1
Pennsylvania	103	98	907,200	4,103	3.5
Rhode Island	3	100	11,000	41	*
South Carolina	98	98	371,400	2,292	2.0
South Dakota	10	100	89,800	186	0.2
Tennessee	132	97	779,300	2,868	2.5
Texas	256	97	3,483,300	10,331	8.9
Utah	8	100	137,900	376	0.3
Vermont	4	100	12,700	136	0.1
Virginia	106	97	1,540,200	4,570	4.0
Washington	35	94	298,100	1,040	0.9
West Virginia	2	100	23,000	125	0.1
Wisconsin	31	94	291,300	992	0.9
Wyoming	3	100	21,100	21	*
Totals/Average	2,762	97%	28,766,000	$ 115,372	100.0%

*Less than 0.1%

(1)            Includes rental revenue for all properties owned by Realty Income at June 30, 2012, including revenue from properties reclassified as discontinued operations of $357. Excludes revenue of $23 from properties owned by Crest.